Exhibit 99.1
AGREEMENT
TO JOINTLY FILE SCHEDULE 13D

The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned’s ownership of securities of Innovive Pharmaceuticals, Inc. and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.

Dated: February 13, 2008	/s/ Lindsay A. Rosenwald, M.D.
Lindsay A. Rosenwald, M.D.

Paramount Biosciences, LLC

By:	/s/ Lindsay A. Rosenwald, M.D.
Lindsay A. Rosenwald, M.D.,
Sole Member